Exhibit 5.1

Louis A. Brilleman, P.C.

1140 Avenue of the Americas, 9th Floor
New York, NY 10036
Phone: 212-584-7805
Fax: 646-380-6635

October 4, 2018

Coda Octopus Group, Inc.

9100 Conroy Windermere Road, Suite 200

Windermere, Florida 32819

Ladies and Gentlemen:

We have acted as counsel for Coda Octopus Group, Inc., a Delaware corporation (the “Company”), in connection with the registration of 913,612 shares of the Company’s common stock, par value $0.001 (the “Shares”), under the Company’s 2017 Stock Incentive Plan (the “Plan”) included in the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”)

In connection with the opinions expressed herein, we have examined and relied upon copies of such documents, records, instruments, agreements, and matters of law as we have deemed relevant or necessary for purposes of this opinion, including, without limitation, (i) the Registration Statement, (ii) the Company’s Restated Certificate of Incorporation, (iii) the Bylaws of the Company, and (iv) records of meetings and consents of the Board of Directors (the “Board”) of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. We are opining solely on all applicable statutory provisions of the General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and paid for in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

Coda Octopus Group, Inc. October 4, 2017 Page 2

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is given as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Louis A. Brilleman